Exhibit 16.1

[LETTERHEAD OF BEARD MILLER COMPANY LLP]

June 29, 2006

Securities and Exchange Commission

Washington, D.C. 20549

Dear Sir or Madam:

We have read the section captioned “Change in Accountants” in the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 and are in agreement with the statements concerning our firm contained therein and we have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ BEARD MILLER COMPANY LLP